EXHIBIT 21.1

                         SUBSIDIARIES OF ENUCLEUS, INC.

The subsidiaries of eNucleus, Inc. as of September 16, 2005 are as follows:


Name                           Jurisdiction of Organization
----                           ----------------------------

Financial ASPx, Inc.                      Delaware
Alliance Net, Inc.                        Delaware
Supply Chain ASPx, Inc.                   Delaware
Education ASPx, Inc.,                     Delaware
eNucleus Solutions India Pte.,            India
eNucleus Pte Ltd                          Singapore

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